UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Deciphera Pharmaceuticals, Inc.

(Name of Subject Company)

Deciphera Pharmaceuticals, Inc.

(Name of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

24344T101

(CUSIP Number of Class of Securities)

Steven L. Hoerter

President & Chief Executive Officer

Deciphera Pharmaceuticals, Inc.

200 Smith Street

Waltham, MA 02451

(781) 209-6400

With copies to:

Stuart M. Cable, Esq.

Lisa R. Haddad, Esq.

James Ding, Esq.

Richard A. Hoffman, Esq.

Sarah Ashfaq, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Deciphera Pharmaceuticals, Inc. on April 29, 2024 (including all exhibits attached thereto) is incorporated herein by reference.